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                                EXHIBIT NO. 6.1

                    BINDING LETTER OF INTENT - ACQUISTION OF
                            SOUTHERN HARDWOODS, INC.


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SOUTHERN HARDWOODS, INC.
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Mr. Aziz Hirji, C.E.O.                                       13 May, 1999
Timber Resources International
New York, New York

via facsimile: (212) 355-7026

                            BINDING LETTER OF INTENT
Dear Mr. Hirji:

       We understand that Timber Resources International, Inc., a Delaware corporation, (herein "TRI") desires to acquire Southern Hardwoods, Inc., a Florida corporation (herein "SHI"). It is our understanding that you desire to operate SHI as a wholly-owned subsidiary of TRI. With that understanding, and the terms and conditions hereof, we hereby submit this binding letter of intent, subject to the conditions set forth herein. Please review and consider the terms and conditions, then, if you have a BONA FIDE interest in SHI, please acknowledge your intention to be bound to the terms of this letter by signing below. This letter must be accepted by TRI by 5:00 p.m., Thursday, May 13, 1999, or it shall be deemed null and void.

1. SHI has heretofore submitted a true and correct copy (unless otherwise stated) of the following documentation to TRI for its review and consideration:

         a.       Certificate of Incorporation for SHI;
         b.       Articles of Incorporation for SHI;
         c.       Conformed copy of the Organizational Minutes of SHI;
         d.       Conformed copy of the Bylaws of SHI;
         e. Internal Revenue Service Notice of Acceptance as an S-Corporation, this is produced to provide you with evidence of SHI's taxpayer identification number;
         f.       Short term lease agreement between City of Pensacola and SHI;
         g. Fully executed Lease Agreement between the City of Pensacola, Florida, and SHI, for all of Warehouse #7, Building #7C and 225 square feet of open ground storage;
         h. Import Permit (No. 40-0967) for Plants and Plant Products, issued by the U.S. Department of Agriculture to SHI for various species of tropical hardwood logs;
         i. Agreement between Hank Midden and SHI for the installation of SHI's sawmill at the Port of Pensacola, and for commissions payable on sales
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                  procured by Hank Midden;
         j. Initial contract for portable toilet facilities at the Port site;
         k. Non-Circumvention Agreement between Vanguard International, Inc. and SHI;
         1. Receipt for SHI's purchase of its sawmill, Minor edger, green chains, some electrical panels, blower and table saw;
         m. Bill of lading for transportation of sawmill equipment from Alabama to Port of Pensacola;
         n. Order for SHI's purchase of two hundred 2x30' nylon swings (5,000 lb. capacity), which have been freighted to Linden, Guyana port site;
         o. Everest National Insurance Company Workers Compensation and Employers Liability Insurance Policy, with Longshore and Harbor Workers' Endorsement;
         p.       Proof of payments to date for Workers Compensation Insurance
                  Policy;
         q. Florida Windstorm Underwriting Association policy declaration page;
         r. Pennsylvania Lumbermens Mutual Insurance Company policy, with endorsements, for general liability and property insurance;
         s. Receipt for 10 bandsaw blades purchased from Select Sawmill Co., Ontario, Canada;
         t. Secretary's certificate, corporate resolutions, and corporate promissory notes establishing loan arrangement between SHI and Theodore S. Williams, Barry Cook, Michael White and Roger Carlson;
         u. UCC-1 financing statement filed with the Florida Secretary of State, securing the corporate promissory notes;
         v. Proposal from Ray Hathorn, another tenant at the Port of Pensacola, requesting that we use his equipment for initial operations, and the effective rates therefor;
         w. Letter of interest from Universal Building Specialties, Inc. to SHI; and,
         x.       Letter of interest from L&L Enterprises, Ltd. To SHI.

2.       SHI has represented to TRI, that SHI:
         a. has polled its Board of Directors, who have indicated a willingness to consider an offer of publicly-traded stock in TRI, which would be the parent corporation of SHI;
         b. has an installed and operating sawmill at its Port of Pensacola, Florida warehouse, which includes an in-feed deck, green chain with sorting deck, stacking carts (4), edger, dust collection system with discharge pipe and dust bin;
         c.       owns and maintains the Internet domain name:
                  southernhardwoods.com;
         d. has a cash balance in its bank accounts, held at SunTrust, N.A., in Hernando, Florida and Pensacola, Florida of about $8,000.00;
         e.       has paid up its liability insurance premiums through
                  September, 1999;
         f.       has paid its workers compensation insurance premiums
                  $12,979.00;
         g. owns a multi-purpose fax/scanner/copier machine at its office space in the Port of Pensacola; and,
         h.       owns 20 extra bandsaw blades for its sawmill.
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3.       TRI hereby represents that it will not publish or otherwise disclose the terms of this Letter of Intent, or any documents supplied herewith, to any third party, unless and until such information becomes public information, or until such time as this Letter of Intent is agreed to be binding upon the parties hereto.

4. TRI hereby agrees to purchase all of the stock of SHI for a total of $500,000.00 worth of TRI treasury stock. In addition, TRI understands and acknowledges the secured debt of $200,000.00 in principal, plus interest accruing since the date of the promissory notes, which debt shall follow the stock of SHI being purchased by TRI. The $500,000.00 worth of TRI treasury stock being paid to the current shareholders of SHI shall be paid as follows: $200,000.00 worth (at the then-current publicly traded price) of TRI stock payable at the time of transfer of SHI's stock (to be paid pro rata to each selling shareholder); $100,000.00 worth (at the then-current publicly traded price) of TRI stock payable on each of the following dates, May 15, 2000, May 15, 2001, and May 15, 2002 (to be paid pro rata to each selling shareholder). In addition, this agreement is conditoned upon TRI entering into binding employment agreements with Jeff Abel and Glenn Abel, upon terms acceptable to TRI, Jeff Abel and Glenn Abel.

5. It is understood by the members of the Board of Directors of SHI that any purchase of the stock of SHI by TRI would be made with stock from the treasury of TRI, and that such stock would be restricted from being publicly traded for a period of one year. In addition, the consideration to be given to the current creditors of SHI for the replacement of their promissory notes would be made in the form of corporate debentures, which may be paid off according to the terms of the promissory notes, or converted to shares of stock in TRI, in the discretion of each creditor.

6. SHI understands and expects that TRI will make a BONA FIDE and diligent effort to support SHI, financially and business-wise, to ensure its success, including, without limitation, the acquisition of hardwood logs, and sales of hardwood lumber and lumber products.

7. SHI has several non-principal management personnel, who desire to remain in a nominal working capacity with SHI, in order to remain active in the business. However, this is not an essential condition.

         IN WITNESS WHEREOF, the parties whose signatures appear below have executed this Letter as of the date set forth beside such signature.


                         [SIGNATURES ON FOLLOWING PAGE]
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       Southern Hardwoods, Inc., a                Timber Resources International
        Florida corporation,                      a Delaware corporation,
        "SHI"                                     "TRI"

       By:  /s/ B. Jeffrey Abel                   By:
          ---------------------------------          ---------------------------
            B. Jeffrey Abel, Vice-President

       Attest: /s/ Eric D. Abel                    Attest:
              -----------------------------               ----------------------
               Eric D. Abel, Secretary             Name:
                                                        ------------------------
               Name:
                    -----------------------
                                                   Title, if any:
                                                                 ---------------